EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) made this 2nd day of April 2008, is by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and Elizabeth Feher, an individual (the “Executive”).

WHEREAS, the Company and the Executive are also parties to an Employment Non-Compete, Non-Solicit and Confidentiality Agreement (the “Confidentiality Agreement”) which is to remain in full force and effect; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.             Term of Employment.  The Executive’s employment shall commence with the execution of this Agreement and the Confidentiality Agreement and shall continue, pursuant to the terms of this Agreement, on an at-will basis, until either the Executive or the Company terminates the employment relationship for any or no reason, with or without Cause (as defined in Section 4 below).  If Executive terminates the Agreement, she agrees to provide the Company with a minimum of thirty (30) days written notice.

2.             Nature of Duties.  The Executive shall, during her employment hereunder, be the Company’s Executive Vice President – Chief Merchandising Officer. Executive’s primary job duties shall include development and implementation of the Company’s national merchandising strategy, including development of vendor relationships, pricing and inventory plans, sales plans and other duties as more fully described in the applicable job description.  The Executive shall devote her full business time and effort to the performance of her duties to the Company.

3.             Compensation.

A.            The Company shall pay the Executive a base salary at an annual rate of $350,000, which may be adjusted from time to time at the sole discretion of the Chief Executive Officer (“CEO”) and/or Board of Directors of the Company (the “Board”).  The Executive’s base salary shall be paid in conformity with the Company’s salary payment practices that are generally applicable to similarly situated Company executives.  The Executive will be eligible for a performance compensation review in March 2009.

B.            The Executive shall receive an automobile allowance of $1,000 per month.

C.            The Executive shall be eligible for consideration of a discretionary bonus under the Company’s Executive Management Level Bonus Plan, which is currently 65% of base salary with the opportunity to achieve up to 200% of the bonus plan percent.  Executive is eligible for a prorated portion of the FY2008 bonus for the months the Executive is employed with the Company during FY2008.  However, Citi Trends will guarantee the Executive a minimum bonus payout of $80,000 for FY2008.  The Executive must be employed with The Company at the time the bonus is paid to receive a payout.  The Company  may revise or eliminate the Executive Management Level Bonus Plan at any time without notice at its sole discretion.

D.            The Executive is guaranteed $75,000 in relocation expense reimbursement for selling costs and closing costs related to real estate transactions.  If the Executive voluntarily terminates the Executive’s employment within 12 months of the Executive’s hire date, the Executive will be obligated to refund these relocation costs to the Company on a pro-rata basis.

E.             The Company will pay for the cost of packing and moving the Executive’s household items and vehicles to the Savannah area and will provide temporary housing for 90 days.  If the Executive voluntarily terminates the Executive’s employment within 24 months of the Executive’s hire date, the Executive will be obligated to refund these relocation costs to the Company.

F.             Upon the Executive’s start date with the Company, the Executive will be awarded restricted stock valued at $300,000, fully vested in four years at the rate of 25% per year.

G.            The Executive will be eligible for the following benefits as an executive management employee:

•                                          401(k) profit sharing account;

•                                          Equity Awards: Consideration for Annual Restricted Stock Awards based on company performance and personal performance achievements;

•                                          Health, dental, life and disability insurance; and

•                                          Vacation: 4 weeks per year.

These benefits set forth in Section 3.G. are offered at the Company’s sole discretion and may be modified or eliminated by the Company at any time without notice.

4.             Termination Payments and Benefits.  Regardless of the circumstances of the Executive’s termination, she shall be entitled to payment when due of any unpaid base salary, expense reimbursements and vacation days accrued prior to the termination of her employment, and other unpaid vested amounts or benefits under Company pension and health benefit plans, and to no other compensation or benefits.  If the Company terminates the Executive’s employment without Cause, the Company will provide the Executive with a separation payment of six (6) months base salary, to be paid in six (6) equal monthly installments beginning on the date of the termination of the Executive and each of the successive five (5) month anniversaries of such termination.  These separation payments are conditioned upon Executive executing a Separation and General Release Agreement at the time of termination which is acceptable to the Company and the Executive.

In all other circumstances, including if the Executive resigns, retires or is terminated for Cause, the Executive shall not be entitled to receive such separation payment.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(a)           commission of a willful act of fraud or dishonesty, the purpose or effect of which, in the CEO and/or Board’s sole determination, materially and adversely affects the Company;

(b)           conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude (whether by plea of nolo contendere or otherwise);

(c)           engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company, the purpose or effect of which, in the CEO and/or Board’s determination, materially and adversely affects the Company;

(d)           material breach of any of the Executive’s obligations as an employee or  stockholder as set forth in the Company’s Information Security Policies and Code of Business Conduct; provided that the Executive has been given written notice by the CEO and/or Board of such breach and 30 days from such notice fails to cure the breach; or

(e)           failure or refusal to perform any material duty or responsibility under this Agreement or a determination that the Executive has breached her fiduciary obligations to the Company; provided that the Executive has been given written notice by the CEO and/or Board of such failure, refusal or breach and 30 days from such notice fails to cure such failure, refusal or breach.

5.             Notice.  The Executive will send all communications to the Company in writing, to: Citi Trends, Inc., 102 Fahm Street., Savannah, Georgia 31401, Fax: (912) 443-3674.  All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing at her office and home address as reflected in the Company’s records.

6.             Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and the Executive.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

7.             Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws).  Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatman, City of Savannah.

8.             Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and her estate, but the Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which she participates.  Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

9.             Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

11.           Entire Agreement.  This Agreement and the Confidentiality Agreement between the parties constitute the entire agreement between the parties and supersede any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and the Executive relating to the subject matter hereof.  This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both Company and the

Executive.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

CITI TRENDS, INC.

By:	/s/ R. Edward Anderson
Name:	R. Edward Anderson
Title:	Chief Executive Officer

/s/ Elizabeth Feher
ELIZABETH FEHER